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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                        For the Quarter Ended
                                                            March 31, 2000
                                                        ---------------------

Net income                                                    $ (9,967)

Net income per common share - basic (1)                       $  (0.53)

Net income per common share - diluted (2)                     $  (0.53)


1) The number of common shares outstanding used to compute net income per share-basic was 18,657,683 for the quarter ended March 31, 2000.

2) Diluted earnings per common share for the quarter ended March 31, 2000, was calculated based on weighted average common shares outstanding of 18,657,683 which assumes the exercise of options covering -0- shares and computes incremental shares using the treasury stock method.